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                                                                   EXHIBIT 4.1


                          LONGS DRUG STORES CORPORATION


                       DEFERRED COMPENSATION PLAN OF 1995





                            Effective June 30, 1995


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                          LONGS DRUG STORES CORPORATION

                       DEFERRED COMPENSATION PLAN OF 1995


          1. PURPOSE OF THE PLAN. Longs Drug Stores Corporation (the "Sponsoring Employer") and Longs Drug Stores California, Inc. (the "Participating Employer"), by their respective boards of directors, have approved the Deferred Compensation Plan of 1995 (the "Plan") to provide a select group of employees with the opportunity to defer a portion of their compensation. The Plan is effective for salary and bonus awards payable with regard to employment after June 30, 1995, the effective date of this plan.


          2. ADMINISTRATION OF THE PLAN. The Sponsoring Employer directs the Participating Employer to take all actions necessary to implement, operate and administer the Plan. Administration of the Plan shall be vested in the Chief Executive Officer of the Participating Employer or his designee (the "Designated Committee"). The Designated Committee shall, subject to express provisions of the Plan, have the power to construe the Plan, prescribe rules and regulations relating to the Plan and make all determinations necessary or advisable for the administration of the Plan.

          Notwithstanding the broad delegation of authority to the Participating Employer hereunder, the Plan is an obligation of the Sponsoring Employer and the Sponsoring Employer, acting alone, may amend or suspend

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any or all of the provisions of the Plan; provided, however, that any such amendment or suspension shall not reduce retroactively the accrued balance of a Participant's Account. The Sponsoring Employer may at any time terminate the Plan as to future deferrals, or correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent deemed expedient to carry it into effect.

          Except as provided in Section 7, net expenses and costs incurred in connection with the administration and operation of the Plan shall be borne in the Sponsoring Employer's discretion by the Participants or otherwise by the Sponsoring Employer or the Participating Employer. The Designated Committee shall report to the Boards of Directors of the Sponsoring Employer and the Participating Employer annually regarding the utilization and administration of the Plan and on all costs and expenses, including a calculation of additional taxes incurred in connection with the Plan.


          3. DEFINITIONS. For purposes of the Plan, the following terms shall have the meanings set forth below.

               (a) "ACCOUNT." A separate unfunded account established for each Participant. The Account shall be credited for amounts deferred under Section 5 and for dividends, income, investment gains and other profits derived from the Investment Options selected by the Participant pursuant to Section 7. The Account shall be charged for investment losses resulting from

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the Investment Options selected pursuant to Section 7, expenses charged to the
Account under Section 7 and for distributions pursuant to Section 9.

               (b) "BENEFICIARY." Any individual or legal entity designated by the Participant as the intended primary and secondary (if the primary designated individual or entity fails to survive the Participant) recipients of the balance of the Participant's Account upon the Participant's death. Participants may designate more than one individual or entity as primary and secondary beneficiary and the benefits of this Plan shall be allocated among the beneficiaries in accordance with the percentages set out by the Participant in the Notice of Deferral.

               (c) "BONUS." Bonus awards to employees as a result of successfully accomplishing individual and corporate objectives as established from time to time. As of the effective date of the Plan, bonuses are awarded to employees of the Participating Employer at the end of each fiscal quarter based on the results of that quarter and are payable in cash within a reasonable time after the close of the quarter.

               (d) "COMPANY." The Sponsoring Employer or the Participating Employer, as follows: If a Participant is an employee of the Sponsoring Employer, the term "Company" as it relates to that Participant will refer to the Sponsoring Employer; if a Participant is an employee of the Participating Employer, the term "Company" as it relates to that Participant will refer to the Participating Employer.

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               (e)  "COMPENSATION PERIOD."  With respect to any year, the six-
month period from January 1 through June 30 and the six-month period from July 1 through December 31.

               (f) "INVESTMENT OPTIONS." Regulated investment companies which are registered under the Investment Company Act of 1940, mutual funds, common trust funds, collective investment funds or other funding vehicles made available to the Plan from time to time by the Designated Committee.

               (g) "NOTICE OF DEFERRAL." The form submitted by a Participant to elect to defer Salary or Bonus in order to notify the Sponsoring Employer or the Participating Employer, as the case may be, of the amount of Salary and/or Bonus to be deferred, the selection of Investment Options, the commencement date for the payment of benefits, the amount and timing of the payments, and the designation of a Beneficiary.

               (h) "PARTICIPANT." An eligible employee who has elected in accordance with procedures established pursuant to the Plan to defer payment of all or allowable portions of Salary or Bonus.

               (i) "PARTICIPATING EMPLOYER." Longs Drug Stores California, Inc. and any (direct or indirect) subsidiary in which Longs Drug Stores California, Inc. directly or indirectly owns 50% or more of the total voting power of all classes of its stock having voting power.

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               (j)  "PERFORMANCE PERIOD."  Period of performance that provides the basis for measurement of Bonus.

               (k) "PLAN." The Longs Drug Stores Corporation Deferred Compensation Plan of 1995.

               (l) "SALARY." The base cash compensation paid by the Sponsoring Employer or the Participating Employer, as the case may be, by reason of services performed by an employee during any period before any reduction for payroll deductions or as a result of a salary reduction agreement entered into by the employee pursuant to Section 401(k) of the Internal Revenue Code or a cafeteria plan under Section 125 of the Internal Revenue Code and including accrued vacation pay, but with respect to any employee excluding Bonus (which is treated separately under this Plan), stock awards, stock options, profit sharing plan contributions, contributions to this Plan, expense reimbursements and other fringe benefits paid by the Sponsoring Employer or the Participating Employer, as the case may be.

               (m) "SEPARATION FROM SERVICE." The severance of a Participant's employment with the Sponsoring Employer or the Participating Employer, as the case may be, for any reason, including death, retirement or disability.

               (n)  "SPONSORING EMPLOYER."  Longs Drug Stores Corporation.

               (o) "UNFORESEEABLE EMERGENCY." A severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident

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of the Participant or of a dependent of the Participant, loss of the
Participant's property due to casualty, natural disasters, acts of God, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an "Unforeseeable Emergency" depend upon the facts of each case but, in any case, payment may not be made in the event that such hardship is or may be relieved: (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant's assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or
(3) by cessation of deferrals under the Plan. The need to send a Participant's child to college or the desire to purchase a home shall not be an Unforeseeable Emergency.


          4. ELIGIBILITY. The persons who are eligible to be Participants are those persons who (a) have completed at least six months of service with the Company, (b) are officers of the Company, district managers, store managers, pharmacy managers, staff pharmacists, general office managers or other categories of employees approved by the Designated Committee, and (c) are approved by the Designated Committee for participation in the Plan.


          5. ELECTION TO DEFER. Participants may elect to defer any portion of their Salary or Bonus with a minimum of $1,000 in any calendar year and a

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maximum of $25,000 in any calendar year.  Elections to defer shall be made by submitting a Notice of Deferral to the Designated Committee on the form and in the manner specified by the Designated Committee and shall be irrevocable when made. The Notice of Deferral shall be submitted at the following times:

- -------------------------------------------------------------------------------
  FORM OF                    COMPENSATION OR                    FINAL
COMPENSATION                PERFORMANCE PERIOD              ELECTION DATE
- -------------------------------------------------------------------------------
Salary                      January 1 - June 30          Preceding December 31
- -------------------------------------------------------------------------------
Salary                      July 1 - December 31           Preceding June 30
- -------------------------------------------------------------------------------
First Quarter Bonus         First Fiscal Quarter         Day Preceding Start of
                                                          First Fiscal Quarter
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Second Quarter Bonus       Second Fiscal Quarter         Day Preceding Start of
                                                         Second Fiscal Quarter
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Third Quarter Bonus        Third Fiscal Quarter          Day Preceding Start of
                                                          Third Fiscal Quarter
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Fourth Quarter Bonus      Fourth Fiscal Quarter          Day Preceding Start of
                                                          Fourth Fiscal Quarter
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

The Designated Committee in its discretion may change the dates on which a Notice of Deferral must be submitted (or change the length of the period to which such Notice of Deficiency will relate), provided that in all events Notices of Deferral must be submitted prior to the commencement of the Compensation Period or Performance Period to which such Notice of Deferral relates. Subject to the minimum and maximum amounts set out above, Participants must elect to defer a whole percentage or a flat dollar amount of Salary and/or Bonus. The Designated Committee will determine whether deferrals are to be calculated as a whole percentage or a flat dollar amount of

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Salary or Bonus and may change the calculation from time to time.  If the
Designated Committee permits deferrals of a flat dollar amount of Salary or Bonus, such flat dollar amounts shall be deferred in increments of $500. If the Participant takes an unpaid leave of absence during any period in which he or she is deferring Salary, the Designated Committee in its discretion may proportionately reduce the amount of Participant's deferrals during that period.


          6. DEDUCTION. At the time of deferral, the Company may deduct from a Participant's cash compensation, any employment or other taxes which are then due on amounts which the Participant has elected to defer. The Company may deduct from distributions to Participants under this Plan amounts owed by the Participant to the Company and also amounts that the Company is required to withhold and pay either to government agencies on behalf of the Participant or under court order to any person.


          7. INVESTMENTS. All amounts deferred by a Participant will be credited to his or her Account. In the Notice of Deferral, each Participant shall allocate his or her deferrals among the Investment Options. A Participant may select different Investment Options in each Notice of Deferral submitted for a new deferral of Salary and/or Bonus.

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          A Participant may change the allocation of the amounts in his or her
Account on a quarterly basis on dates selected by the Designated Committee by submitting a written request to the Designated Committee on a prescribed form on or within 30 days before the approved change date. Such change will set out the dollar amount (or whole percentage) of funds to be transferred from an Investment Option (or Investment Options) to another Investment Option (or Investment Options). The initial selection of Investment Options and changes to the Investment Options selected shall become effective as soon as administratively feasible after the Designated Committee receives the Notice of Deferral or change form, as the case may be. The Designated Committee may increase or decrease the frequency of Participants' right to submit change forms. The Company reserves the right to invest deferrals without regard to the requests of the Participants including the right not to invest the deferrals. The Company may invest deferrals in any way it determines if Participant fails to select Investment Options for his or her deferrals.

          The Designated Committee may add or delete Investment Options from time to time. If a Participant has selected an Investment Option that is subsequently deleted, the Participant shall select one or more replacement Investment Options. If a Participant fails to select a replacement Investment Option when required to do so, the Designated Committee in its discretion shall select one or more Investment Options on behalf of such Participant.

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          Fees and other costs associated with buying and selling Investment
Options, if any, and expenses associated with the transfer of amounts from one Investment Option to another, if any, shall be deducted from the Participant's Account.


          8. UNFUNDED PLAN. This Plan will be unfunded for tax purposes and for purposes of Title I of ERISA. Any Salary or Bonus deferred under this Plan, the Accounts of the Participants and amounts held in any Investment Options hereunder shall be held in the name of the Company, shall continue for all purposes to be part of the general funds of the Company and shall remain assets of the Company subject to claims of unsecured general creditors of the Company. To the extent that any person acquires a right to receive payments from the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.


          9.   DISTRIBUTIONS.

               9.1 PAYMENT OF BENEFITS. Distribution of benefits from the Plan shall be made no earlier than (1) seven years from the date of Participant's deferral under the Plan, if Participant elects a term-of-years deferral, or
(2) the Participant's Separation from Service, except that benefits may be distributed earlier in the event (and to the extent) of an approved financial hardship due to an Unforeseeable Emergency. When distribution of

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benefits commences, the Participant will be entitled to receive the balance in his or her Account plus, if the Participant elects to receive payment in installments, earnings credited to the Account during the installment payout period.
               9.2 DISTRIBUTION DUE TO UNFORESEEABLE EMERGENCY. A Participant may request a distribution due to Unforeseeable Emergency by submitting a written request to the Designated Committee accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency. The Designated Committee shall have the authority to require such evidence as it deems necessary to determine if a distribution is warranted. If an application for a hardship distribution due to an Unforeseeable Emergency is approved, the distribution is limited to an amount sufficient to meet the emergency. The allowed distribution shall be payable in a method determined by the Designated Committee as soon as practicable after approval of such distribution. The Designated Committee's determination of the existence of an Unforeseeable Emergency and the amount required to meet the resulting financial hardship shall be made in a uniform and nondiscriminatory manner with respect to all Participants.

          A Participant who receives a hardship distribution in any year will not be eligible to submit a Notice of Deferral to defer any amounts under this Plan for a period of one year. A Participant who has commenced receiving installment payments under the Plan may request acceleration of such

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payments in the event of an Unforeseeable Emergency.  The Designated Committee
may permit accelerated payments to the extent such accelerated payment does not exceed the amount necessary to meet the emergency.

               9.3 COMMENCEMENT OF DISTRIBUTIONS. If a Participant has elected to defer compensation under this Plan for a term of years (not less than seven years), distribution of benefits shall commence on the first day of the calendar year immediately following the expiration of that period of years (e.g., for a Notice of Deferral submitted on December 31, 1995 covering the period from January 1, 1996 through June 30, 1996, if the Participant elects a fifteen-year deferral term, benefit payments would commence on January 1, 2012). If a Participant has elected to defer compensation under this Plan until Separation of Service, distribution of benefits to the Participant under the Plan shall commence on the first day of the calendar quarter specified by the Participant, but no later than the eighth quarter immediately following the Participant's Separation from Service. Notwithstanding the foregoing, a Participant may elect in the Notices of Deferral that, if he or she is at least 62 years old at the time of termination of employment with the Company, then distribution of benefits may be further deferred until the Participant reaches the age of 70 (or such other then-applicable age at which the receipt of deferred compensation benefits will not reduce the amount of available Social Security benefits).

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               9.4  DISTRIBUTION OF SMALL ACCOUNTS.  Notwithstanding anything in
Section 9.3 to the contrary, if the total amounts held under this Plan for a Participant total $25,000 or less when the Participant becomes eligible for distributions, regardless of the form of distributions elected by the Participant in his or her Notice of Deferral, the Company in its discretion may distribute the balance in the Participant's Account in a single, lump sum payment at any time within six months after Participant has become eligible to receive distributions hereunder.

               9.5 FORMS OF DISTRIBUTION. A Participant in each Notice of Deferral may elect distribution of benefits for amounts deferred in that Notice of Deferral in one of the following forms:

                    (a) LUMP SUM. A single payment of the entire balance in a Participant's account.

                    (b) INSTALLMENTS. Monthly, quarterly or annual payments of at least $500 per payment over a specified period of time not to exceed 15 years, with earnings credited to the Account after the commencement of the payment period to be payable at the time of each installment payment.

          If Participant selects (b), above, then upon the death of the Participant, the Company shall make payments over the installment period selected by the Participant to his or her Beneficiary, unless in his or her Notice of Deferral, the Participant elected that all amounts credited to the Participant's

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Account be paid at his or her death to the Beneficiary in a lump sum.  A
Participant may elect different forms of distribution in the periodic Notices of Deferral submitted to the Company with respect to his or her deferrals.

               9.6 OTHER DISTRIBUTIONS. Notwithstanding anything herein to the contrary, if the Internal Revenue Service determines that any amounts deferred under this Plan subject a Participant to income tax prior to actual receipt of such amounts, all affected amounts shall be paid net of withholding (and other deductions under Section 6) within 30 days of the determination (or other final order, if the determination is appealed) to the affected Participant or Beneficiary.


          10.  BENEFICIARY INFORMATION.

               10.1 DESIGNATION. A Participant shall have the right to designate a primary Beneficiary (and a secondary Beneficiary in the event that the primary Beneficiary fails to survive the Participant), and to amend or revoke such designation at any time, in writing. Such designation, amendment or revocation shall be effective upon receipt by the Designated Committee. If the Participant does not designate his or her spouse as primary Beneficiary, such Participant's spouse shall consent to the Beneficiaries designated by the Participant.

               10.2 FAILURE TO DESIGNATE A BENEFICIARY. If the designated Beneficiary fails to survive the Participant and benefits are payable following

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the Participant's death, the Designated Committee shall direct that payment of benefits be made to the Participant's estate.


               11. RIGHTS OF PARTICIPANTS. Nothing contained in this Plan shall:

               (a) Confer on any employee any right with respect to continuation of employment with the Company;

               (b) Interfere in any way with the right of the Company to terminate his or her employment at any time; or

               (c) Confer on any employee or other person any claim or right to any distribution under the Plan except in accordance with its terms.

          The Company expressly reserves the right to terminate any employee at will, at any time.


          12. ASSIGNMENT. Except as provided in Section 6 or as otherwise required by law, no right or interest of any Participant in any Account or in the Plan shall, prior to actual payment or distribution to such Participant voluntarily or by operation of law or otherwise, be subject to payment of debts of any Participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.


     13. PLAN INFORMATION. Each Participant shall be advised of the general provisions of the Plan and, on written request addressed to the

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Designated Committee, shall be furnished with any information requested, to the extent required by applicable law, regarding his or her status, rights and privileges under the Plan.

          The Designated Committee shall provide each Participant at intervals determined by the Designated Committee with statements of that Participant's Account, including credits, debits and other charges to the Account.


          14.  CLAIMS PROCEDURE.

               (a) Any person or entity claiming a benefit or requesting an interpretation or ruling under the Plan (the "Claimant") shall present the request in writing to the Designated Committee, which shall respond in writing as soon as practicable.

               (b) If the claim or request is denied, the Designated Committee shall prepare and deliver to the Claimant a written notice of denial which shall state: (i) The reason for denial, with specific reference to the Plan provisions on which denial is based; (ii) a description of any additional material or information required and an explanation of why it is necessary; and
(iii) an explanation of the Plan's claim review procedure.

               (c) Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Designated Committee. Such request must be

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made within sixty (60) days after receipt by Claimant of the written notice of denial, or in the event Claimant has not received a response, within ninety (90) days after receipt by the Designated Committee of Claimant's claim or request. The claim or request shall be reviewed by the Designated Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

               (d)  The decision on review shall normally be made within sixty
(60) days after the Designated Committee's receipt of Claimant's request for a review. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.


          15. FINANCIAL ADVISORS. While the Plan is intended to provide tax benefits for participants, the Company does not guarantee any particular tax treatment of Participants. Further, other aspects of the Plan could be disadvantageous to Participants. For example, distributions pursuant to the Plan could adversely affect Social Security payments to Participants. Accordingly, Participants should consult their own financial and tax advisors before electing to make any deferral pursuant to the Plan.

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          16.  APPLICABLE LAW.  The provisions of the plan shall be construed, administered and enforced in accordance with the laws of the State of California.


          17. CAPTIONS. The captions contained in this Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent or the Plan nor in any way shall affect the construction of any provision of the Plan.

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                                    EXECUTION

          IN WITNESS WHEREOF, Longs Drug Stores Corporation and Longs Drug Stores California, Inc., by their duly authorized officers, have executed this Plan on the date indicated below.

                                        LONGS DRUG STORES
                                        CORPORATION


                                        By: /s/ R.M. Long
                                           ---------------------------------

                                        Title: Chief Executive Officer
                                               -----------------------------

                                        Date: June 6, 1995
                                              ------------------------------


                                        By: /s/ O.D. Jones
                                            --------------------------------

                                        Title: Secretary
                                               -----------------------------


                                        Date: June 6, 1995
                                              ------------------------------

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                                         LONGS DRUG STORES CALIFORNIA,
                                        INC.




                                        By: /s/ R.M. Long
                                           ---------------------------------

                                        Title: Chief Executive Officer
                                               -----------------------------

                                        Date: June 6, 1995
                                              ------------------------------


                                        By: /s/ O.D. Jones
                                            --------------------------------

                                        Title: Secretary
                                               -----------------------------


                                        Date: June 6, 1995
                                              ------------------------------


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